                                                                    EXHIBIT 12.1

                               THE PANTRY, INC.

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                            (Dollars in thousands)

                                Sep. 26,  Sep. 25,  Sep. 24,  Sep. 30,  Sep. 28,
                                  1996      1997      1998      1999      2000
                                --------  --------  --------  --------  --------
Pretax (loss) income..........  $(10,778) $  (975)  $ 4,673   $24,750   $24,772
Fixed charges:
Interest expense..............    11,992   13,039    28,946    41,280    52,329
Amortization of deferred
 financing costs..............     1,359    1,461     2,071     1,894     2,055
Preferred stock dividends.....     3,525    5,304     2,003     3,657       --
Rental expense (1)............     2,709    2,901     7,919    13,517    16,952
                                --------  -------   -------   -------   -------
Total fixed charges...........  $ 19,585  $22,705   $40,939   $60,348   $71,336
                                --------  -------   -------   -------   -------
Preferred stock dividends.....    (3,525)  (5,304)   (2,003)   (3,657)      --
                                --------  -------   -------   -------   -------
Earnings......................  $  5,282  $16,426   $43,609   $81,441   $96,108
                                --------  -------   -------   -------   -------
Ratio (shortfall) of earnings
 to fixed charges.............  $(14,303) $(6,279)     1.07      1.35      1.35
                                ========  =======   =======   =======   =======

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(1) One-third of rental expense related to operating leases representing an appropriate interest factor.